Exhibit 99.1

Michael McConnell

Chief Financial Officer and Treasurer

503-469-4652

mmcconnell@digimarc.com

Ron Parham

Pondel Wilkinson Parham Investor Relations for Digimarc

503-924-1985

rparham@pondel.com

Leslie Constans

Digimarc Public Relations

503-469-4620

lconstans@digimarc.com

FOR IMMEDIATE RELEASE

Digimarc Corporation Announces Financial Results for 2004 and
Anticipated Effect of Prior Period Restatements

Results are consistent with preliminary results announced March 17

Beaverton, OR – April 5, 2005 – Digimarc Corporation (NASDAQ: DMRCE) today announced its anticipated financial results for 2004 and anticipated effect of restatements of prior period financial statements.  The Company’s unaudited financial results for fiscal year 2004, and anticipated adjustments to certain prior period financial statements in 2003 and 2004, are consistent with the preliminary results announced by the Company on March 17, 2005.  All references in this press release to financial results for quarterly and yearly results for 2003 and quarterly results for the first two quarters of 2004 refer to such results after giving effect to the anticipated restatement and all references to the restatement or to restated financial results shall mean the anticipated restatement or anticipated restated financial results, as the case may be.  All financial results and other financial information in this press release are unaudited and are being provided subject to continuing review and audit by our independent registered public accounting firm and the audit committee of our Board of Directors.  The Company expects to file audited final numbers in its Form 10-K for the year ended December 31, 2004 within the next several days and does not expect there to be material changes from the unaudited financial results contained in this press release.

Highlights of the Company’s financial results include:

•                  Full year 2004 revenues increased 9% to $92.9 million, compared with revenues of $85.6 million in 2003;

•                  Full year 2004 net loss was $9.0 million, compared with 2003 net income of $0.2 million;

•                  Fourth quarter 2004 revenues increased 17% to $22.3 million, with a net loss of $4.5 million, compared with fourth quarter 2003 revenues of $19.0 million and net loss of $0.6 million;

•                  Third quarter 2004 revenues increased 5% to $23.5 million, with a net loss of $2.5 million, compared with third quarter 2003 revenues of $22.3 million and net income of $0.8 million;

•                  Cash, cash equivalents, restricted cash and short term investments balance as of December 31, 2004 was $51.8 million;

•                  Restatement adjustments were limited to 2003 and to the first two quarters of 2004 and the collective earnings impact of prior period restatements was to increase the Company’s reported net loss over the affected periods by $2.0 million (a recap of these adjustments are provided at the end of this release);

•                  The Company incurred third-party accounting and legal fees of approximately $2.2 million through December 31, 2004 related to the review and restatement of prior periods and Sarbanes-Oxley compliance activities.

Full Year 2004 Results Compared to Restated Fiscal 2003 Results

Total revenues for the twelve months ended December 31, 2004 were $92.9 million, compared with revenues of $85.6 million for the year ended December 31, 2003.  Gross margin was 38% in 2004 compared with 45% in 2003, reflecting increased inventory and program asset charges, increased international operations costs, lower-margin revenue mix and higher depreciation charges.  Operating expenses totaled $45.0 million in 2004 compared with $38.7 million in 2003, primarily due to increased general and administrative costs which included $2.2 million of third-party accounting and legal fees incurred in conjunction with the Company’s review and restatement of prior periods and Sarbanes-Oxley compliance activities.  Sales and marketing and R&D expenses in 2004 were comparable to those incurred in 2003.  The Company reported a net loss of $9.0 million, or $(0.44) per basic and diluted share, for 2004, compared with virtually breakeven restated results for 2003.

Fourth Quarter 2004 Results Compared to Restated Fourth Quarter 2003 Results

Revenue for the fourth quarter of 2004 totaled $22.3 million, 17% higher than revenues of $19.0 million generated in the comparable period of 2003. The Company reported a net loss of $4.5 million, or $(0.22) per basic and diluted share for the fourth quarter of 2004.  In the comparable prior year period, the Company reported a net loss of $0.6 million, or $(0.03) per basic and diluted share.

Third Quarter 2004 Results Compared to Restated Third Quarter 2003 Results

Third quarter 2004 revenues totaled $23.5 million, 5% higher than revenues of $22.3 million generated for the comparable period of 2003.  The Company reported a net loss of $2.5 million, or $(0.12) per basic and diluted share for the third quarter of 2003, compared with net income of $0.8 million, or $0.04 per basic and diluted share for the third quarter of 2003.

Restatement of 2003 and First and Second Quarters of 2004

As previously announced, the Company restated financial results for 2003 and the first two quarters of 2004 primarily to correct certain errors in accounting for the capitalization of costs related to internal use software and in project accounting at the Company’s ID Systems business unit.

After an extensive review, the Company made adjustments that reduced net income over the periods affected by $2.0 million, consistent with the Company’s preliminary announcement on March 17, 2005.

Non-Compliance With Nasdaq Listing Requirements

The Company has not yet filed its Form 10-K for the year ended December 31, 2004 and its Form 10-Q for the quarterly period ended September 30, 2004, which were required to be filed by March 31, 2005 in order to meet the Nasdaq Listing Qualifications Panel’s filing deadline set forth in its decision on March 22, 2005 to provide the Company additional time to file both the Company’s Form 10-Q for the third quarter of 2004 and Form 10-K for the year ended December 31, 2004, including all required restatements of prior period financial results.  The Company currently expects to file its Form 10-K for the year ended December 31, 2004 and its Form 10-Q for the quarterly period ended September 30, 2004 within a few days.  The Company has notified Nasdaq about the delay and requested that they continue the listing of Digimare's shares.  The Company cannot provide any assurances that they will grant its request.

Remediation of Accounting Issues

As announced on September 13, 2004, management identified errors in the Company’s accounting for software development costs and project capitalization as a result of a review of the Company’s accounting and a review of the Company’s internal control over financial reporting under Section 404 of the Sarbanes-Oxley Act of 2002.  While the Company’s initial review focused on the capitalization of software development and project accounting costs, as errors in these areas were identified and corrected, the Company determined that it was prudent to expand its review to additional areas of its financial statements.  As a result, the Company investigated the balances in all major accounts within the Company’s financial statements.

Over the course of this process, the Company identified and reported to its audit committee a number of areas for improvement in its accounting processes and internal controls.  These matters constitute “material weaknesses” as defined in standards established by the Public Company Accounting Oversight Board. Identified areas for improvement in internal controls include inadequate or insufficient technical accounting expertise, design and implementation of a new accounting system, financial statement close and review processes, determination and allocation of costs that may be capitalized, international tax accruals, reconciliation processes for complex revenue recognition, system access and segregation of duties, and entity level controls.

Sarbanes-Oxley 404 Assessment and Improvement of Internal Controls

The Company is making progress but has not yet completed its implementation of compliance obligations under Section 404 of the Sarbanes-Oxley Act.  The Company continues to work on the required testing and assessment of its internal control over financial reporting, and intends to provide the report of management’s assessment of internal control over financial reporting as of December 31, 2004, and the attestation report of KPMG LLP in an amendment to its Form 10-K on or about May 2, 2005.  Based on the material weaknesses identified during 2004, it is probable that both management’s assessment and KPMG LLP’s report will conclude that the Company’s internal control over financial reporting was not effective as of December 31, 2004.

The Company believes that the material weaknesses identified throughout the extensive review of its 2003 and 2004 financial statements have been or are in the process of being remedied, and that the consolidated financial statements contained in this press release fairly present its financial position and results of operations for 2003 and 2004 in all material respects.

Conference Call

As previously announced, Digimarc will hold a conference call to discuss its 2004 financial results on Tuesday, April 5, at 5:00 p.m. EST/2:00 p.m. PST.  The call will feature Bruce Davis, Digimarc Chairman and CEO, Paul Gifford, Digimarc President and COO, Michael McConnell, Digimarc CFO and Treasurer, and Bob Chamness, Digimare Chief Legal Officer and Secretary.  The Company plans to discuss 2004 results, prior period restatements, Sarbanes-Oxley Section 404 compliance activities, significant business developments, market conditions, and prospects and plans for the remainder of 2005.

Interested investors and media can access the live Web cast of the conference call at www.digimarc.com/investor/events.asp and www.streetevents.com where it will remain available for two weeks following the live call.  Thereafter, the Web cast will be archived and available at http://www.digimarc.com/investor/events.asp under the subcategory “Webcast Archive.”

About Digimarc

Digimarc Corporation (NASDAQ: DMRCE), based in Beaverton, Oregon, is a leading supplier of secure media solutions used in a wide range of security, identification and digital media content applications.

Digimarc provides products and services that enable the production of more than 60 million personal identification documents, including two-thirds of U.S. driver licenses and IDs for more than 20 countries.  Digimarc’s digital watermarking technology provides a persistent digital identity for various media content and is used to enhance the security of financial documents, identity documents and digital images, and support other media rights management applications.

Digimarc has an extensive intellectual property portfolio, with 189 issued U.S. patents with more than 4,000 claims, and more than 400 pending patent applications in digital watermarking, personal identification and related technologies.

The Company is headquartered in Beaverton, Oregon, with offices in Burlington, Massachusetts; Fort Wayne, Indiana; the Washington DC area; and London. Please go to www.digimarc.com for more Company information.

Securities Safe Harbor Under the Private Securities Litigation Reform Act of 1995

This release contains certain “forward-looking statements” that are made pursuant to the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995.  Such forward-looking statements include statements relating to the Company’s compliance with Nasdaq’s conditions for continued listing on the Nasdaq National Market, statements relating to the anticipated filing date of the Company’s Form 10-K for the year ended December 31, 2004 and the Company’s Form 10-Q for the quarter ended September 30, 2004, statements relating to the anticipated filing date of the Company’s Form 10-K/A that includes management’s assessment on internal control over financial reporting and the related attestation report of the Company’s independent registered public accounting firm and other statements of management’s opinion or expectations, such as statements containing the words “believes,” “expects,” “estimates,” “anticipates” or words of similar import or statements of management’s opinion. These statements are subject to certain assumptions, risks, uncertainties and changes in circumstances.  Actual results may vary materially due to, among other things, risks as to litigation and related matters in connection with the Company’s restatement of financial results, the actual timing and impact of the Company’s compliance with Section 404 of the Sarbanes-Oxley Act of 2002, the actual results and consequences of the Company’s review into and remediation of significant deficiencies or material weaknesses in internal controls, the actual filing date of the Company’s Form 10-K and Form 10-Q, the actual filing date of the Company’s Form 10-K/A, changes resulting from key personnel additions or departures, as well as changes in economic, business, competitive, technological and/or regulatory factors and trends.  Digimarc is not obligated to (and expressly disclaims any obligation to) revise/update any forward-looking statements in order to reflect events or circumstances that may arise after the date of this release.  More detailed information about risk factors that may affect actual results is set forth in filings by Digimarc with the Securities and Exchange Commission, including the Company’s Forms 10-K and 10-Q filed with the SEC and the Company’s most recent Form 8-K.

(Financial Tables Follow)

# # #

Digimarc Corporation

Condensed Consolidated Statements of Operations

(in thousands, except per share amounts)

(Unaudited)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2004	2003	2004	2003
		(Restated)		(Restated)
Revenues:
Digimarc Digital Watermarking (DWM)	$2,726	$2,044	$11,196	$9,305
Digimarc ID Systems (DIDS)	19,569	16,997	81,751	76,286
Total revenues	22,295	19,041	92,947	85,591

Cost of revenues	14,109	10,625	57,447	46,936

Gross profit	8,186	8,416	35,500	38,655
Percentage of gross profit to total revenues	37%	44%	38%	45%

Operating expenses:
Sales and Marketing	3,426	2,694	11,919	11,577
Research, development and engineering	2,026	1,217	7,229	6,883
General and Administrative	6,742	4,292	23,358	16,187
Amortization of Intangibles	641	784	2,505	2,786
Stock-based compensation	—	113	—	1,291
Total operating expenses	12,835	9,100	45,011	38,724

Operating income (loss)	(4,649)	(684)	(9,511)	(69)

Other income (expense), net	288	151	854	567
Income (loss) before provision for income taxes	(4,361)	(533)	(8,657)	498
Provision for income taxes	137	80	365	323
Net income (loss)	$(4,498)	$(613)	$(9,022)	$175

Net income (loss) per share - basic	$(0.22)	$(0.03)	$(0.44)	$0.01
Net income (loss) per share - diluted	$(0.22)	$(0.03)	$(0.44)	$0.01

Weighted average shares - basic	20,444	20,057	20,326	18,572
Weighted average shares - diluted	20,444	20,057	20,326	19,351

	Three Months Ended September 30,		Nine Months Ended September 30,
	2004	2003	2004	2003
		(Restated)		(Restated)
Revenues:
Digimarc Digital Watermarking (DWM)	$2,765	$2,472	$8,470	$7,261
Digimarc ID Systems (DIDS)	20,755	19,828	62,182	59,289
Total revenues	23,520	22,300	70,652	66,550

Cost of revenues	13,730	11,944	43,338	36,311

Gross profit	9,790	10,356	27,314	30,239
Percentage of gross profit to total revenues	42%	46%	39%	45%

Operating expenses:
Sales and Marketing	3,090	2,735	8,493	8,883
Research, development and engineering	1,931	1,353	5,203	5,666
General and Administrative	6,748	4,392	16,616	11,895
Amortization of Intangibles	688	783	1,864	2,002
Stock-based compensation	—	316	—	1,178
Total operating expenses	12,457	9,579	32,176	29,624

Operating income (loss)	(2,667)	777	(4,862)	615

Other income (expense), net	194	146	566	416
Income (loss) before provision for income taxes	(2,473)	923	(4,296)	1,031
Provision for income taxes	(6)	81	228	243
Net income (loss)	$(2,467)	$842	$(4,524)	$788

Net income (loss) per share - basic	$(0.12)	$0.04	$(0.22)	$0.04
Net income (loss) per share - diluted	$(0.12)	$0.04	$(0.22)	$0.04

Weighted average shares - basic	20,371	18,752	20,287	18,072
Weighted average shares - diluted	20,371	19,727	20,287	18,840

Digimarc Corporation

Condensed Consolidated Balance Sheets

(in thousands)

(Unaudited)

	December 31,	December 31,
	2004	2003
		(Restated)
Assets
Current assets:
Cash and cash equivalents	$22,050	$33,626
Restricted Cash	—	1,976
Short-term investments	21,507	43,031
Accounts receivable, net	14,674	13,489
Inventory, net	8,858	6,253
Other current assets	1,779	2,052
Total current assets	68,868	100,427

Restricted Cash	8,279	—
Long-term assets, net	86,140	60,726
Total assets	$163,287	$161,153

Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	$11,424	$6,584
Accrued payroll and related costs	2,161	1,069
Deferred revenue	4,854	3,160
Other current liabilities	1,492	304
Total current liabilities	19,931	11,117

Other long-term liabilities	1,112	1,286

Stockholders’ equity	142,244	148,750
Total liabilities and stockholders’ equity	$163,287	$161,153

Digimarc Corporation

Earnings Before Interest, Taxes, Depreciation, and Amortization (EBITDA)

(in thousands)

(Unaudited)

	Three Months Ended December 31,		Three Months Ended September 30,		Twelve Months Ended December 31,
	2004	2003	2004	2003	2004	2003
		(Restated)		(Restated)		(Restated)
Net Income, as reported	(4,498)	(613)	(2,467)	842	(9,022)	175

Adjustments to calculate EBITDA
Provision (benefit) for Income Taxes	137	80	(6)	81	365	323
Interest Income, net	(223)	(209)	(202)	(160)	(801)	(673)
Depreciation and amortization	3,789	3,005	3,917	3,211	13,490	12,071
EBITDA	(795)	2,263	1,242	3,974	4,032	11,896

EBITDA does not represent cash flows from operations as defined by U.S. generally accepted accounting principles (“GAAP”), is not a measure derived in accordance with GAAP and should not be considered by the reader as an alternative to net income (the most comparable GAAP financial measure).  The reconciliation of GAAP and Non-GAAP Financial Measures for the three months ended December 31, 2003 and 2004, September 30, 2003 and 2004, and twelve months ended December 31, 2003 and 2004 are included in the attached tables.  Management of the Company believes that EBITDA is helpful to investors as an indicator of the current financial performance of the Company and its capacity to fund capital expenditures and working capital requirements.  EBITDA is commonly used as a measure of performance and it is used by securities analysts, investors and other parties in evaluating the Company.  Due to the nature of the company’s ID Systems business and revenue recognition policies, the Company incurs significant non-cash charges for depreciation and amortization that it does not incur in association with revenues generated in the Digital Watermarking area of the business.  Therefore, the Company believes that by providing the calculation of EBITDA it will help investors better understand Digimarc’s underlying financial performance and ability to generate cash flow from operations.

Digimarc Corporation

Consolidated Statements of Cash Flows

(in thousands)

(Unaudited)

	Twelve Months Ended
	December 31
	2004	2003
		(Restated)
Cash flows from operating activities:
Net income (loss)	$(9,022)	$175
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Depreciation and amortization	13,490	10,780
Stock-based compensation expense	—	1,291
Impairment of investments	465	—
Issuance of common stock for litigation settlement	348	—
Increase (deccrease) in allowance for doubtful accounts	263	(171)
Other non-cash charges	373	379
Changes in operating assets and liabilities:
Restricted cash	(6,303)	13,726
Trade and unbilled accounts receivable, net	(1,448)	1,815
Inventory	(2,605)	(1,162)
Other current assets	273	1,055
Other assets, net	(253)	(309)
Accounts payable	4,840	(1,424)
Accrued payroll and related costs	1,092	(318)
Deferred revenue	1,694	(572)
Other liabilities	979	57
Net cash provided by operating activities	4,186	25,322
Cash flows from investing activities:
Purchase of property and equipment	(26,868)	(7,402)
Capitalization of labor costs	(12,444)	(6,609)
Restricted cash	—	—
Long-term investments	—	—
Sale or maturity of short-term investments	98,225	39,786
Purchase of short-term investments	(76,701)	(63,027)
Net cash used in investing activities	(17,788)	(37,252)
Cash flows from financing activities:
Net proceeds from issuance of common stock	2,117	27,881
Principal payments under capital lease obligations	(91)	(7)
Net cash provided by financing activities	2,026	27,874
Net increase (decrease) in cash and cash equivalents	(11,576)	15,944
Cash and cash equivalents at beginning of year	33,626	17,682
Cash and cash equivalents at end of year	$22,050	$33,626

DIGIMARC CORPORATION

Restatement Totals for the Six Quarters

Beginning Q1 2003 and Ended Q2 2004

(in 000’s)

(Increase)/Decrease in Earnings

	03 Q1	03 Q2	03 Q3	03 Q4	04 Q1	04 Q2	Total	% of Total
Capitalization of software	149	228	331	229	404	340	1,681	84%
Project accounting	—	15	81	357	1,146	(836)	764	38%
Revenue	—	—	—	—	(280)	193	(87)	(4)%
Income taxes	30	(52)	30	30	—	(38)	—	0%
Other	—	—	—	(73)	43	(334)	(365)	(18)%
	179	191	442	543	1,313	(675)	1,993	100%

Description of Adjustments.

Capitalized software development costs.  We produce software that is used internally, and as such have costs that qualify under the American Institute of Certified Public Accountants’ Statement of Position (SOP) 98-1, Accounting for the Costs of Computer Software Developed or Obtained for Internal Use.  The policy requires expensing of activities related to the preliminary stage of a software project (such as the conceptual formulation of alternatives), allows capitalization of activities related to the application development stage of a software project (such as coding, installation, and testing), and requires expensing of activities related to the post-implementation stage (such as training, maintenance, and support).  Under these rules we capitalize costs in the application development stage of a software project.  In connection with the restatement, we determined that certain costs had been erroneously capitalized because either a portion of such costs did not qualify for capitalization (e.g., costs related to the preliminary or post-implementation stages) or the project itself did not qualify as internal-use software (e.g., costs related to a non-software project).

Project accounting cost tracking and cost deferrals.   We erroneously tracked costs for various projects as a result of certain difficulties we had implementing a new accounting system in late 2003 and early 2004.  As a result, certain costs that should have been recognized as expenses in the period incurred were erroneously recorded as inventory or as fixed assets.

Revenue accrual based on estimated production. We recognize revenue on long-term identification and driver license production contracts using a price-per-card method. We use actual monthly volume amounts, if available.  Otherwise, we estimate the card production volume on a monthly basis for certain of these contracts in order to recognize revenue earned during the period.  In the case of estimates, prior to publicly reporting results, our practice is to compare the actual production volumes to estimated production volumes and adjust revenue amounts as necessary.   However, for the first and second quarters of 2004, this practice was not followed and, as a result, we understated revenues during the first quarter of 2004 and overstated revenues for the second quarter of 2004.

Income tax accrual timing. We identified certain international tax expenses that had not been properly accrued in the period incurred.

Other.  Other adjustments were made in the restatement, including adjustments to (i) correctly record inventory receipts in the proper period, (ii) correct the timing of revenue recognized for a maintenance contract, (iii) correct commission liability relating to a long-term card product contract, (iv) correct VAT payables and expenses, (v) correct revenue recognized on a milestone based contract to match revenue recognized when the milestones were completed, and (vi) correct intercompany allocations which were not properly recorded.  While the amounts associated with these other adjustments are relatively small, we believe that it is appropriate to record them as part of this restatement.